As filed with the Securities and Exchange Commission on January 12, 2024.

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOLIDATED WATER CO. LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands, B.W.I.	98-0619652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Regatta Office Park Windward Three, 4th Floor West Bay Road, P.O. Box 1114 Grand Cayman, KY1-1102 Cayman Islands	N/A
(Address of principal executive offices)	(Zip Code)

Employee Share Incentive Plan

and

Employee Share Option Plan

(Full title of the plan)

David W. Sasnett

Chief Financial Officer

c/o Aquilex, Inc.

5810 Coral Ridge Drive, Suite 220

Coral Springs, Florida 33076

(Name and address of agent for service)

(954) 509-8200

(Telephone number, including area code, of agent for service)

With a copy to:

Driscoll R. Ugarte, Esq.

Duane Morris LLP

5100 Town Center Circle, Suite 400

Boca Raton, Florida 33486

(561) 962-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Registrant maintains an Employee Share Incentive Plan under which employees (other than directors and officers), after four consecutive years of employment, become eligible to receive redeemable preference shares, par value CI$0.50 per share (“Preference Shares”), for no consideration. Once an individual becomes eligible for this plan, they are awarded Preference Shares on the 90th day after the date of the independent registered public accountants’ audit opinion on the Registrant’s consolidated financial statements and on such day of each subsequent year of the individual's employment for as long as the individual remains employed with the Registrant. If the employee remains with the Registrant through the fourth anniversary of a grant date, the Preference Shares must be converted into ordinary shares, par value CI$0.50 per share (the “Ordinary Shares”), on a one for one basis. In addition, at the time the Preference Shares are granted, the employee receives an option to purchase an equal number of Preference Shares at a discount to the average trading price of the Ordinary Shares for the first seven days of the October immediately preceding the date of the Preference Share grant. If these options are exercised, the Preference Shares obtained must also be converted to Ordinary Shares if the employee remains with the Registrant through the fourth anniversary of a grant date. Each employee’s option to purchase Preference Shares must be exercised within 30 days of the grant date, which is the 90th day after the date of the independent registered public accountants’ audit opinion on the Registrant’s consolidated financial statements. Preference Shares not subsequently converted to Ordinary Shares are redeemable only at the discretion of the Registrant.

The Registrant also maintains an Employee Share Option Plan under which four long-serving employees of the Registrant are granted in each calendar year, as long as the employee is a participant in the Employee Share Option Plan, options to purchase Ordinary Shares. The price at which the option may be exercised is the closing market price of the Registrant’s Ordinary Shares on the grant date, which is the 40th day after the date of the Registrant’s annual shareholder meeting. The number of options each employee is granted is equal to five times the sum of (i) the number of Preference Shares that employee receives for $nil consideration and (ii) the number of options for Preference Shares that employee exercises in that given year. Options may be exercised during the period commencing on the fourth anniversary of the grant date and ending on the 30th day after the fourth anniversary of the grant date.

This Registration Statement registers the Ordinary Shares issuable upon (i) the conversion of the Preferred Shares issued under the Employee Share Incentive Plan and (ii) the exercise of the options under the Employee Share Option Plan. The inclusion of such shares herein does not necessarily represent a present intention of (a) the participants under the Employee Share Incentive Plan to exercise their options, to convert their Preference Shares into Ordinary Shares or sell any or all such Ordinary Shares or (b) the holders of the options under the Employee Share Option Plan to exercise such options or sell any or all such Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Employee Share Incentive Plan and the employees granted options under the Employee Share Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. All such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish, without charge, to each such person, upon the written or oral request of such person, a copy of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Vice President of Finance at Consolidated Water Co. Ltd., Attention: Vice President of Finance, 5810 Coral Ridge Drive, Suite 220, Coral Springs, FL 33076, having a general telephone number of (954) 509-8200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 30, 2023;

2.	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above;

3.

the description of the Registrant’s ordinary shares, CI$0.50 (approximately US$0.60) per share, contained in Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 filed with the Commission on November 24, 2006.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Under Article 39 of the Registrant’s Articles of Association and indemnification agreements, the Registrant will indemnify its directors and officers from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in connection with their service as a director or officer. The Registrant will not indemnify its officers or directors for actions, proceedings, costs, charges, losses, damages and expenses incurred by these officers or directors as a result of their willful neglect or default of their obligations to the Registrant.

In addition, the Registrant carries directors’ and officers’ liability insurance.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1

Amended and Restated Memorandum of Association of Consolidated Water Co. Ltd. dated May 23, 2022 (incorporated by reference to Exhibit 3.1 filed as part of the Registrant’s Form 8-K filed May 27, 2022, Commission File No. 0-25248).

4.2

Amended and Restated Articles of Association of Consolidated Water Co. Ltd. dated May 23, 2022 (incorporated by reference to Exhibit 3.2 filed as part of the Registrant’s Form 8-K filed May 27, 2022, Commission File No. 0-25248).

4.3	Employee Share Incentive Plan. *

4.4	Employee Share Option Plan (incorporated herein by reference to Exhibit 10.26 filed as a part of our Form 10-K for the fiscal year ended December 31, 2001, Commission File No. 0-25248)

5.1	Opinion of Ogier (Cayman) LLP regarding legality of securities being registered. *

23.1	Consent of Marcum LLP. *

23.3	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature pages of this Registration Statement). *

107.1	Filing Fee Table *

*	Filed herewith.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands on this 12th day of January, 2024.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Frederick W. McTaggart
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick W. McTaggart and David W. Sasnett, jointly and severally, as attorneys-in-fact and agent, each with power of substitution, for such person in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Wilmer F. Pergande	Chairman of the Board of Directors	January 12, 2024
Wilmer F. Pergande

By:	/s/ Frederick W. McTaggart	Director, Chief Executive Officer and President	January 12, 2024
	Frederick W. McTaggart	(Principal Executive Officer)

By:	/s/ David W. Sasnett	Chief Financial Officer and Executive Vice President	January 12, 2024
	David W. Sasnett	(Principal Financial and Accounting Officer)

By:	/s/ Linda Beidler-D’Aguilar	Director	January 12, 2024
Linda Beidler-D’Aguilar

By:	/s/ Brian E. Butler	Director	January 12, 2024
Brian E. Butler

By:	/s/ Carson K. Ebanks	Director	January 12, 2024
Carson K. Ebanks

By:	/s/ Clarence B. Flowers, Jr.	Director	January 12, 2024
Clarence B. Flowers, Jr.

By:	/s/ Leonard J. Sokolow	Director	January 12, 2024
Leonard J. Sokolow

By:	/s/ Raymond Whittaker	Director	January 12, 2024
Raymond Whittaker